Optinose Announces Departure of Chief Financial Officer

Michele Janis Appointed Acting Chief Financial Officer

Anthony Krick Appointed Vice President & Chief Accounting Officer

YARDLEY, Pa., June 3, 2022 Optinose (NASDAQ:OPTN), a pharmaceutical company focused on patients treated by ear, nose and throat (ENT) and allergy specialists, today announced that Keith A. Goldan, Chief Financial Officer, will leave Optinose to accept a CFO opportunity at another public company. Mr. Goldan will continue to serve as Chief Financial Officer until his departure on June 10, 2022.

Chief Executive Officer Peter Miller stated “On behalf of our entire team, I would like to thank Keith for his commitment and contributions to Optinose. His leadership made valuable contributions to Optinose as we successfully transitioned from being a private, development stage company to being a public, commercial stage company. And notably, he leaves us with the strong team of talented and capable finance and accounting professionals that he built.”

Michele Janis, Vice President of Finance, who joined Optinose in 2011, has served as a member of the Company’s leadership team since joining Optinose and will now serve as the Company’s Acting Chief Financial Officer. Anthony Krick, Vice President, Controller, will assume the newly created role of Vice President and Chief Accounting Officer and be responsible for financial reporting and managing the day to-day activities of the finance & accounting team. Jonathan Neely, Vice President, Investor Relations & Business Development will lead investor communications. He and Mr. Krick will also join the Company’s leadership team.

“It’s been a privilege to serve as the Optinose CFO and to have worked with such an exceptionally talented team,” said Keith Goldan, departing Chief Financial Officer.

About Optinose
Optinose is a specialty pharmaceutical company focused on serving the needs of patients cared for by ear, nose and throat (ENT) and allergy specialists. Optinose has offices in the U.S. and Norway. To learn more, please visit www.optinose.com or follow us on Twitter and LinkedIn.

Optinose Investor Contact
Jonathan Neely

jonathan.neely@optinose.com
267.521.0531

###